EUA ENERGY INVESTMENT CORPORATION
                        INVESTMENT IN TRANSCAPACITY L.P.
                               FIRST QUARTER 1997

(1) In the first quarter of 1997 TransCapacity L.P. was operational and was actively marketing their Capacity Scout System.

(2) EUA Energy advanced $925,000 in loans to TransCapacity in the first quarter of 1997. On a cumulative basis EUA has invested $11,835,000 in TransCapacity.

(3) Services were provided by three (3) EUA Service Corporation staff personnel in the following are Marketing, Management and Taxation.

(4)  TransCapacity L.P. Financial Statements for the first quarter 1997.

                     TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED BALANCE SHEET
                                March 31, 1997
                                 (Unaudited)
                          (In Thousands of Dollars)

                                  ASSETS
Fixed Assets:
    Property and equipment, net                        $434
    Organization Costs, net                               8
    Other Assets                                        488
           Total fixed Assets                           930
Current Assets:
    Cash and temporary Cash Investments                 119
    Accounts Receivable                                  25
    Notes Receivable                                      0
    Prepayments and Other Assets                         45
           Total Current Assets                         189
TOTAL ASSETS                                         $1,119

                               LIABILITIES
Partnership Equity:
    Partnership Equity - EUA TransCapacity          ($8,683)
    Partnership Equity - NCRSCo                        (368)
    Partnership Equity - TransCapacity SC              (539)
           Total Common Equity                       (9,590)
Long Term Liabilities:
    Long term portion of capital lease liability          2
    Notes Payable to EUA Energy                       8,985
           Total Long Term Liabilities                8,987
           Total Capitalization                        (603)
Current Liabilities:
    Accounts Payable                                     27
    Current portion of capital lease liability            4
    Notes Payable                                        55
    Accrued Expenses                                  1,636
           Total Current Liabilities                  1,722
TOTAL LIABILITIES AND EQUITY                         $1,119


                      TRANSCAPACITY LIMITED PARTNERSHIP
                          CONDENSED INCOME STATEMENT
                     For the Quarter Ended March 31, 1997
                                 (Unaudited)
                          (In Thousands of Dollars)

                                     QUARTER ENDED      YTD

Operating Income                              $20       $20

Operating Expenses:
    Data Acquisition/Comm  Expenses            51        51
    Research and Development Expenses         125       125
    General and Administrative Expenses       645       645
    Depreciation & Amortization               109       109
           Total Operating Expenses           930       930
Operating Income                             (910)     (910)
Other Income and Deductions                   (11)      (11)
    Income Before Interest Charges           (921)     (921)
Interest Charges                              225       225
    Income After Interest Charges          (1,146)   (1,146)
Pre-tax Net Income                        ($1,146)  ($1,146)


                      TRANSCAPACITY LIMITED PARTNERSHIP
                           STATEMENT OF CASH FLOWS
                   For the three months ended March 31, 1997
                                 (Unaudited)
                          (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income                              ($1,146)
    Depreciation & Amortization                         109
    Change in Assets and Liabilities:
        Accounts & Notes Receivable                     (17)
        Accounts & Notes Payable                          5
        Accrued Expenses                                258
        Other (Net)                                      16
           Net Operating Activities                    (775)
Financing Activities:
    Equity Contributions                                  0
    Long Term Debt                                      925
    Other (Net)                                          (1)
           Net Financing Activities                     924
Investing Activities:
    Payments for Affiliate Expenses                     (14)
    Capital Expenditures                               (120)
           Net Investing Activities                    (134)
Cash Provided (Used)                                    $15


                       EUA ENERGY INVESTMENT CORPORATION
                        INVESTMENT IN TRANSCAPACITY L.P.
                               FIRST QUARTER 1997

(5) Number of transactions processed by TransCapacity L.P. during the first quarter of 1997. Answer - 307

     Number of transactions processed by TransCapacity L.P. during the first quarter of 1997 for customers located in New England. Answer - NONE


(6) Number of TransCapacity L.P. customers as of the end of the first quarter of 1997. Answer - TEN

     Number of  TransCapacity L.P. customers as of the end of  the first
     quarter of 1997 located in New England.         Answer - NONE